EXHIBIT 99.1

MicroVision Announces Second Quarter 2020 Results

REDMOND, Wash., Aug. 05, 2020 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its second quarter 2020 results.

Revenue for the second quarter of 2020 was $0.6 million, compared to $1.2 million for the second quarter of 2019. MicroVision's net loss for the second quarter of 2020 was $2.3 million, or $0.02 per share, compared to a net loss of $9.0 million, or $0.08 per share for the second quarter of 2019. The Company ended the second quarter of 2020 with $7.8 million in cash and cash equivalents, compared to $5.8 million at the end of the fourth quarter of 2019.

“With the assistance of our financial advisor, Craig-Hallum Capital Group LLC, we continue to explore strategic alternatives to maximize the value of MicroVision for our shareholders, including the sale of a product vertical, strategic investment, or potential sale or merger of the Company,” said Sumit Sharma, MicroVision's Chief Executive Officer.

Financial Results Webcast

MicroVision will host a webcast which will start at 2:00 p.m. Pacific Time on Wednesday, August 5, 2020 to discuss its second quarter results. Interested parties can listen to the company's webcast by accessing the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar. Investors may submit questions for management in advance to IR@MicroVision.com or beginning 10 minutes before or during the live webcast on August 5, 2020.The webcast will be available for rebroadcast from the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the Company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

MicroVision has a substantial portfolio of patents relating to laser beam scanning projection and sensing.  MicroVision’s industry leading technology is a result of its extensive research and development. The Company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to strategic alternatives, sale or merger of the Company, completing a transaction, the Company’s future products and product applications and those including words like “explore” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the risk that the Company may not succeed in finding licensing or other strategic solutions, including a potential sale of the Company, with acceptable timing, benefits or costs, our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements, including from the impact of the COVID-19 (coronavirus); our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us.  It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2020	2019

Assets
Current Assets
Cash and cash equivalents	$7,805	$5,837
Accounts receivable, net	-	1,079
Inventory	-	192
Other current assets	301	729
Total current assets	8,106	7,837

Property and equipment, net	1,623	1,849
Operating lease right-of-use asset	1,132	1,308
Restricted cash	435	435
Intangible assets, net	192	221
Other assets	18	186
Total assets	$11,506	$11,836

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$1,498	$1,871
Accrued liabilities	501	2,045
Deferred revenue	-	21
Contract liabilities	8,699	9,755
Other current liabilities	-	83
Current portion of long-term debt	694	-
Current portion of operating lease liability	666	656
Current portion of finance lease obligations	20	25
Total current liabilities	12,078	14,456

Long term debt, net of current portion	880	-
Operating lease liability, net of current portion	1,069	1,348
Finance lease obligations, net of current portion	1	9
Total liabilities	14,028	15,813

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	143	126
Additional paid-in capital	577,172	568,496
Accumulated deficit	(579,837)	(572,599)
Total shareholders' equity (deficit)	(2,522)	(3,977)
Total liabilities and shareholders' equity (deficit)	$11,506	$11,836

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Product revenue	$-	$-	$1,247	$199
License and royalty revenue	572	-	784	-
Contract revenue	15	1,240	25	2,892
Total revenue	587	1,240	2,056	3,091

Cost of product revenue	(1)	1,025	1,394	1,313
Cost of contract revenue	-	798	4	1,753
Total cost of revenue	(1)	1,823	1,398	3,066

Gross margin	588	(583)	658	25

Research and development expense	1,607	5,945	5,290	11,918
Sales, marketing, general and administrative expense	1,280	2,455	3,051	5,154
Gain on disposal of fixed assets	-	-	(450)	-
Total operating expenses	2,887	8,400	7,891	17,072

Loss from operations	(2,299)	(8,983)	(7,233)	(17,047)

Other expense, net	(5)	(7)	(5)	(11)

Net loss	$(2,304)	$(8,990)	$(7,238)	$(17,058)

Net loss per share - basic and diluted	$(0.02)	$(0.08)	$(0.05)	$(0.16)

Weighted-average shares outstanding - basic and diluted	140,107	106,872	133,661	104,435

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com